Exhibit 3.45
DEED OF INCORPORATION
(CGGVeritas Services Holding B.V.)
This twentieth day of October two thousand and eight, there appeared before me, Anton Arnaud Voorneman, civil law notary in Amsterdam, the Netherlands:
Mr Marcel Vermeulen, with office address at 1083 GV Amsterdam, Arent Janszoon Ernststraat 199, born in Hilversum on the fourth day of February nineteen hundred eighty-one, in this respect acting as attorney-in-fact of:
Compagnie Générale de Géophysique–Veritas (CGG Veritas), a company with limited liability incorporated under the laws of France, having its official seat in Paris, France, and its office at Tour Maine-Montparnasse, 33, Avenue du Maine, France, registered with the Registre National du Commerce et des Sociétés in Paris, France, under number 969 202 241 (the “Incorporator”).
The aforementioned proxy appears from a written power of attorney attached to this deed.
The person appearing declared the following:
The Incorporator hereby incorporates a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), with the following articles of association.

Articles of association:
1	Definitions

1.1	In these articles of association, the following terms shall have the following meanings:

“Company”: the company the internal organisation of which is governed by these articles of association.

“Distributable Equity”: the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the laws of the Netherlands.

“DRH-rights”: the rights conferred by the laws of the Netherlands upon holders of depositary receipts issued with a company’s cooperation for shares in its capital.

“General Meeting” or “General Meeting of Shareholders”: the body of the Company consisting of the person or persons to whom, as a Shareholder or otherwise, voting rights attributable to Shares accrue, or (as the case may be) a meeting of such persons (or their representatives) and other persons entitled to attend such meetings.

“in writing”: transmitted by letter, telecopier or e-mail, or any other electronic means of communication, provided the relevant message is legible and reproducible.

“Management Board”: the management board of the Company.

“Managing Director”: a member of the Management Board.

“Share”: a share in the capital of the Company.

“Shareholder”: a holder of one or more Shares.

“Supervisory Board”: the supervisory board of the Company.

“Supervisory Director”: a member of the Supervisory Board.

1.2	References to “articles” refer to articles that are part of these articles of association, except where expressly indicated otherwise.

2	Name and official seat

2.1	The Company’s name is:

CGGVeritas Services Holding B.V.

2.2	The Company has its official seat in Amsterdam, the Netherlands.

3	Objects

The objects of the Company are:
(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trade marks, licenses, know-how, copyrights, data base rights and other intellectual property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature; and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.
4	Authorised capital

4.1	The authorised capital of the Company is ninety thousand euro (EUR 90,000).

4.2	The authorised capital of the Company is divided into nine hundred (900) Shares, with a nominal value of one hundred euro (EUR 100) each.

4.3	All Shares shall be registered. No share certificates shall be issued.

5	Register of Shareholders

5.1	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders.

5.2	Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

6	Issuance of Shares

6.1	Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another body of the Company and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.4	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by the laws of the Netherlands and the provisions of article 6.5.

6.5	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the body of the Company competent to issue such Shares.

6.6	Rights of pre-emption may not be separately disposed of.

6.7	The full nominal value of each Share must be paid upon subscription.

6.8	The Management Board shall be authorised to perform legal acts relating to non-cash contributions on Shares and other legal acts as referred to in Section 2:204 of the Dutch Civil Code, without prior approval of the General Meeting.

7	Own Shares; reduction of the issued capital

7.1	The Company and its subsidiaries may acquire fully paid up Shares or depositary receipts thereof, with due observance of the limitations prescribed by the laws of the Netherlands.
7.2	The Company and its subsidiaries may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Company’s distributable reserves.

7.3	The General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by the laws of the Netherlands.

8	Transfer of Shares

8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2	Unless the Company itself is party to the transfer, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it, in accordance with the relevant provisions of the laws of the Netherlands.

9	Share transfer restrictions (offer to co-Shareholders)

9.1	The provisions of this article 9 below are applicable to a transfer of one or more Shares, unless (i) all Shareholders have granted permission for the intended transfer in writing, which permission shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by the laws of the Netherlands to transfer his Shares to a former Shareholder.

9.2	A transfer of one or more Shares can only be effected after the Shares have been offered for sale to the co-Shareholders first. The relevant Shareholder (the “Offeror”) shall make the offer by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom he wishes to transfer the Shares. The Management Board shall give notice of the offer to the co-Shareholders. Co-Shareholders interested in purchasing one or more of the offered Shares (the “Interested Parties”) must notify the Management Board of their interest. If the Company itself is a co-Shareholder, it shall only be entitled to act as an Interested Party with the consent of the Offeror.

9.3	The price for which the offered Shares can be purchased by the Interested Parties shall be set by the Offeror and the Interested Parties in joint consultation or by one or more experts designated by them. If an agreement on the price or on the expert or experts, as the case may be, is not reached, the price shall be set by one or more independent experts to be designated, at the request of one or more of the parties concerned, by the chairman of the Chamber of Commerce and Industry where the Company is registered in the Trade Register.

9.4	Within one month of the set price having been notified to them, the Interested Parties must give notice to the Management Board of the number of the offered Shares they wish to purchase. Once the notice referred to in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.5	If the Interested Parties together wish to purchase more Shares than have been offered the offered Shares shall be distributed among them. The Interested Parties shall decide together upon the distribution. If an agreement on the distribution is not reached, the Management Board shall determine the distribution, as far as possible in proportion to the total nominal value of the Shares held by each Interested Party at the time of the distribution. The number of offered Shares allocated to an Interested Party cannot exceed the number of Shares he wishes to purchase.

9.6	The Offeror may withdraw his offer up to one month from the day on which he is informed of the Interested Party or Parties to whom he can sell all offered Shares and at what price.

9.7	If it becomes apparent that none of the co-Shareholders is an Interested Party or that not all offered Shares will be purchased against payment in cash by one or more Interested Parties, the Offeror may, within a period of three months, freely transfer all the offered Shares, but not part thereof, to the person or persons listed in the offer.

9.8	The provisions of this article 9 shall apply by analogy to rights to subscribe for Shares and to rights arising from Shares other than cash payments.

10	Pledging of Shares and usufruct in Shares

10.1	The provisions of article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	Upon the creation of a right of pledge in a Share and upon the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the laws of the Netherlands.

10.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the General Meeting has approved the same and with due observance of the relevant provisions of the laws of the Netherlands.

11	Depositary receipts for Shares

The Company shall not cooperate in the issuance of depositary receipts for Shares.

12	Managing Directors

12.1	The Management Board shall consist of one or more Managing Directors. Both individuals and legal entities can be Managing Directors.

12.2	Managing Directors are appointed by the General Meeting.

12.3	The Management Board may grant the title of Chief Executive Officer (“CEO”) and/or Chief Financial Officer (“CFO”) to one of its members.

12.4	A Managing Director may be suspended or removed by the General Meeting at any time. A Managing Director may also be suspended by the Supervisory Board. A suspension by the Supervisory Board may be discontinued at any time by the General Meeting.

12.5	The authority to establish remuneration and other conditions of employment for

Managing Directors is vested in the General Meeting.
13	Duties, allocation of duties and decision-making process

13.1	The Management Board shall be entrusted with the management of the Company.

13.2	The Management Board may establish rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties which each Managing Director shall be particularly responsible for. The Supervisory Board may resolve that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

13.3	When making Management Board resolutions, each Managing Director may cast one vote. The CEO and CFO shall not have a casting vote.

13.4	All resolutions of the Management Board shall be adopted by a majority of the votes cast.

13.5	At a meeting, the Management Board may only pass valid resolutions if the majority of the Managing Directors then in office are present or represented.

13.6	Meetings of the Management Board may be held by means of an assembly of the Managing Directors in person in a formal meeting or by conference call, video conference or by any other means of communication, provided that all Managing Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

13.7	Management Board resolutions may also be adopted without holding a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Managing Directors then in office and none of them objects to the proposed manner of adopting resolutions. A report with respect to a resolution adopted other than in writing shall be prepared by a Managing Director. The report shall be signed by such Managing Director and presented to the Management Board for its information in the next meeting of the Management Board. Adoption of resolutions in writing shall be effected by written statements from all Managing Directors then in office.

14	Representation; conflicts of interest

14.1	The Company shall be represented by the Management Board. Each Managing Director shall also be authorised to represent the Company.

14.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Managing Directors.

14.3	In the event of a conflict of interest between the Company and a Managing Director, the provisions of article 14.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with a Managing Director in a private capacity shall be subject to the approval of the Supervisory Board, but the absence of such approval shall not affect the authority of the Management Board or the Managing Directors to represent the Company.
15	Approval of Management Board resolutions

15.1	The Supervisory Board may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2	The absence of approval by the Supervisory Board of a resolution referred to in this article 15 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

16	Vacancy or inability to act

If a seat on the Management Board is vacant or a Managing Director is unable to perform his duties, the remaining Managing Directors or Managing Director shall be temporarily entrusted with the management of the Company. If all seats on the Management Board are vacant or all Managing Directors or the sole Managing Director, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to the Supervisory Board, with the authority to temporarily entrust the management of the Company to one or more Supervisory Directors and/or one or more other persons.

17	Supervisory Directors

17.1	The Company shall have a Supervisory Board consisting of one or more Supervisory Directors. Only individuals may be Supervisory Directors.

17.2	Supervisory Directors are appointed by the General Meeting. A Supervisory Director shall be appointed for an indefinite period of time, unless provided otherwise in the resolution to appoint the Supervisory Director concerned. The General Meeting may determine that Supervisory Directors shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board.

17.3	When a proposal or recommendation for appointment of a person as a Supervisory Director is made, the following particulars shall be stated: his age, his profession, the number of Shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Director. Furthermore, the names of the legal entities of which he is already a supervisory director shall be indicated; if those include legal entities which belong to the same group, a reference to that group will be sufficient. The proposal or recommendation must state the reasons on which it is based.

17.4	Each Supervisory Director may be suspended or removed by the General Meeting at any time.

17.5	Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

17.6	The General Meeting shall establish the remuneration for each Supervisory Director.

18	Duties and powers

18.1	It shall be the duty of the Supervisory Board to supervise the management of the Management Board and the general course of affairs of the Company and the business connected with it. The Supervisory Board shall assist the Management Board by giving advice. In performing their duties, the Supervisory Directors shall act in accordance with the interests of the Company and the business connected with it.

18.2	The Management Board shall supply the Supervisory Board in due time with the information required for the performance of its duties.

18.3	At least once a year, the Management Board shall inform the Supervisory Board in writing of the main aspects of the strategic policy, the general and financial risks and the Company’s management and auditing systems.

18.4	The Supervisory Board may request assistance from experts. The costs of such assistance shall be for the account of the Company.

18.5	The Supervisory Board shall have access to the buildings and premises of the Company and shall be authorised to inspect the books and records of the Company. The Supervisory Board may designate one or more persons from among its members or an expert to exercise these powers.

18.6	The Supervisory Board may establish rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

19	Chairperson and secretary

19.1	The General Meeting may appoint one of the Supervisory Directors as chairperson of the Supervisory Board. If the General Meeting has not appointed a chairperson, the Supervisory Board shall appoint a chairperson itself from among its members. The Supervisory Board may also appoint a deputy chairperson from among its members, who shall take over the duties and powers of the chairperson in the latter’s absence.

19.2	The Supervisory Board shall also appoint a secretary of the Supervisory Board, from among its members or not, and make arrangements for his substitution in case of absence.

19.3	The foregoing provisions of this article 19 need not be complied with if only one Supervisory Director is in office.

20	Meetings

20.1	The Supervisory Board shall meet whenever a Supervisory Director or the Management Board deems necessary.

20.2	A Supervisory Director may be represented at a meeting by another Supervisory Director authorised in writing.

20.3	The meetings of the Supervisory Board shall be presided over by its chairperson or his deputy. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the Supervisory Directors present at the meeting.

20.4	The secretary of the Supervisory Board shall act as the secretary of the meetings of the Supervisory Board. In his absence, the secretary of the meeting shall be appointed by the chairperson of the meeting.

20.5	The secretary of a meeting of the Supervisory Board shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the Supervisory Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

20.6	The Supervisory Board shall meet with the Management Board as often as the Supervisory Board or the Management Board deems necessary.

21	Decision-making process

21.1	When making Supervisory Board resolutions, each Supervisory Director may cast one vote. The chairperson or his deputy shall not have a casting vote.

21.2	All resolutions of the Supervisory Board shall be adopted by a majority of the votes cast.

21.3	At a meeting, the Supervisory Board may only pass valid resolutions if the majority of the Supervisory Directors then in office are present or represented.

21.4	Meetings of the Supervisory Board may be held by means of an assembly of the Supervisory Directors in person in a formal meeting or by conference call, video conference or by any other means of communication, provided that all Supervisory Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

21.5	Supervisory Board resolutions may also be adopted without holding a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Supervisory Directors then in office and none of them objects to the proposed manner of adopting resolutions. A report with respect to a resolution adopted other than in writing shall be prepared by the secretary of the Supervisory Board. The report shall be signed by the secretary of the Supervisory Board and presented to the Supervisory Board for its information in the next meeting of the Supervisory Board. Adoption of resolutions in writing shall be effected by written statements from all Supervisory Directors then in office.

22	Financial year and annual accounts

22.1	The Company’s financial year shall be the calendar year.

22.2	Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than six months by reason of special circumstances, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office.

22.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6, or Section 2:403 of the Dutch Civil Code applies to the Company.

22.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

22.5	The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

22.6	Annually, the Supervisory Board shall prepare a report, which shall be enclosed with the annual accounts and the annual report. The provisions of article 22.3 shall apply by analogy.

22.7	The Company may, and if the laws of the Netherlands so require shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

22.8	The General Meeting shall adopt the annual accounts.

22.9	At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, a proposal concerning release of the Managing Directors from liability for the management pursued and a proposal concerning release of the Supervisory Directors from liability for their supervision, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion.

23	Profits and distributions

23.1	The allocation of profits accrued in a financial year shall be determined by the General Meeting.

23.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the laws of the Netherlands given the contents of the annual accounts.

23.3	The General Meeting may resolve to make interim distributions and/or to make distributions at the expense of any reserve of the Company.

23.4	Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity.

24	General Meetings of Shareholders

24.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

24.2	Other General Meetings of Shareholders shall be held as often as the Management Board or the Supervisory Board deems such necessary.

24.3	Shareholders and/or persons with DRH-rights representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board or the Supervisory Board to convene a General Meeting of Shareholders, stating specifically the business to be discussed. If the Management Board or the Supervisory Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

25	Notice, agenda and venue of meetings

25.1	Notice of General Meetings of Shareholders shall be given by the Management

Board or the Supervisory Board, without prejudice to the provisions of article 24.3.
25.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

25.3	The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in article 25.2.

25.4	Items, for which a written request has been filed to discuss them, by one or more holders of Shares and/or persons with DRH-rights, alone or jointly representing at least one-hundredth of the issued capital, shall be included in the notice or announced in the same manner, provided that the Company received the request no later than on the thirtieth day before the date of the meeting and provided that no important interests of the Company dictate otherwise.

25.5	The notice of the meeting shall be sent to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders.

25.6	General Meetings of Shareholders are held in the municipality in which, according to these articles of association, the Company has its official seat as well as Schiphol Airport (municipality of Haarlemmermeer), The Hague, Rotterdam and Utrecht. General Meetings of Shareholders may also be held elsewhere, in which case valid resolutions of the General Meeting may only be adopted if all of the Company’s issued capital and all persons with DRH-rights are represented.

26	Admittance and rights at meetings

26.1	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders and persons with DRH-rights may be represented in a meeting by a proxy authorised in writing.

26.2	At a meeting, each person present with voting rights must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

26.3	The Managing Directors and the Supervisory Directors shall have the right to give advice in the General Meetings of Shareholders.

26.4	The chairman of the meeting shall decide on the admittance of other persons to the meeting.

27	Chairman and secretary of the meeting

27.1	The General Meeting of Shareholders shall be presided over by the chairperson of the Supervisory Board. In his absence, the Supervisory Directors present at the meeting shall appoint a chairperson for the meeting from among their midst. The Supervisory Board may appoint a different chairperson for a General Meeting of Shareholders.

27.2	If the chairmanship of a meeting is not provided in accordance with article 27.1, the chairperson of the meeting shall be appointed by a majority of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Managing Director shall act as chairperson, or, if no Managing

Director is present at the meeting, the eldest person present at the meeting shall act as chairperson.
27.3	The chairman of the meeting shall appoint a secretary for the meeting.

28	Minutes; recording of Shareholders’ resolutions

28.1	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.

28.2	The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.

29	Adoption of resolutions in a meeting

29.1	Each Share confers the right to cast one vote.

29.2	To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

29.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

29.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company’s issued capital and all persons with DRH-rights are represented are represented and such resolution is carried by unanimous vote.

30	Adoption of resolutions without holding meetings

30.1	Shareholders may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provisions of article 26.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

30.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 28.2.

31	Amendment of the articles of association

The General Meeting may resolve to amend these articles of association. When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting.

32	Dissolution and liquidation

32.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

32.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company’s property, unless the General Meeting resolves to appoint one or more other persons as liquidator.

32.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.

32.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

32.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

33	Final provision

33.1	The first financial year of the Company shall end on the thirty-first day of December two thousand and eight.

33.2	This article 33, including its heading, expires at the end of the first financial year.
Finally, the person appearing has declared:
Issued capital
At incorporation, the issued capital of the company equals eighteen thousand euro (EUR 18,000) and is divided into one hundred and eighty (180) shares, with a nominal value of one hundred euro (EUR 100) each (the “Issued Shares”). All of the Issued Shares are hereby subscribed for by the Incorporator.
The Issued Shares are issued at par.
The Issued Shares have been paid for in cash. Payment in foreign currency was permitted. The documents which must be attached by virtue of Section 2:203a of the Dutch Civil Code have been attached to this deed. The company hereby accepts the payments made for the Issued Shares.
First managing directors
The first managing directors of the company are:
1.	Thierry Joseph Marie Le Roux, residing at 30 Devonshire Mews West, W1G QF London, United Kingdom, born in Nantes, France, on the eighth day of December nineteen hundred fifty-three, in the capacity of CEO (as defined in the articles of association of the company);

2.	Jose Fernando Aguilar Chahin, residing at 4016 Garrison Boulevard SA, T2T 6N6 Calgary, Alberta, Canada, born in Cucuta Norte de Santander, Colombia, on the twenty-first day of October nineteen hundred fifty-nine;

3.	Luc Marie Bruno Benoit-Cattin, residing at 19 Rue Theodore de Banville, 75017 Paris, France, born in Paris, France, on the third day of December nineteen hundred sixty-three;

4.	Christophe Pierre Yves Debouvry, residing at 7 Rue Nicolas Houel, 75005 Paris, France, born in Saint-Omer, France, on the twenty-fifth day of February nineteen hundred sixty-six;

5.	Timothy Lane Wells, residing at 1602 Klimer Way, 77077 Houston, Texas, United States of America, born in Texas, United States of America, on the fifteenth day of April nineteen hundred fifty-three.
First supervisory directors
The first supervisory directors of the company are:
1.	Robert Emile Brunck, residing at 23 Rue de la Fonte des Godets, 92160 Antony, France, born in Hunspach, France, on the eleventh day of June nineteen hundred forty-nine, in the capacity of chairperson;

2.	Stéphane-Paul Xavier Frydman, residing at 1 rue des Hibiscus, 92500 Rueil Malmaison, France, born in Saint Germain en Laye, France, on the eighteenth day of December nineteen hundred sixty-three; and

3.	Gérard Marie Chambovet, residing at 289 rue Saint Jacques, 75005 Paris, France, born in Orange, France, on the twenty-second day of March nineteen hundred fifty-three.
Statement of no objections
With respect to the incorporation in question a ministerial statement of no objections was granted on the twenty-third day of September two thousand and eight, under number BV 1515301 which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed.
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The person appearing is known to me, civil law notary.
This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to her. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.
(w.s.) M. Vermeulen, A.A. Voorneman